Exhibit 23

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements and related Prospectuses of Dollar General Corporation listed below of our report dated March 13, 2003, with respect to the consolidated financial statements of Dollar General Corporation included in this Annual Report on Form 10-K for the year ended January 31, 2003:

Form S-8, Registration No. 333-102653 and Form S-8, Registration No. 333-65789, each pertaining to the Dollar General Corporation 401(k) Savings and Retirement Plan.

Form S-4, Registration No. 333-42704 pertaining to the offer to exchange up to $200,000,000 of 8 5/8% Exchange Notes due June 15, 2010 for any and all outstanding   8 5/8% Notes due June 15, 2010.

Form S-3, Registration No. 333-56810 pertaining to the issuance by the Turner Children Trust of 12,556,014 shares of common stock.

Form S-3, Registration No. 333-50451 pertaining to the issuance of 7,500,000 shares of common stock which may be distributed to holders of the Structured Yield Product Exchangeable for Stock (“STRYPES”) of and issued by the Dollar General STRYPES Trust.

Form S-8, Registration No. 333-93309 pertaining to the Dollar General Corporation Supplemental Executive Retirement Plan and Compensation Deferral Plan.

Form S-8, Registration No. 333-09448 pertaining to the Dollar General Corporation 1998 Stock Incentive Plan.

Form S-8, Registration No. 333-00141 pertaining to the Dollar General Corporation 1995 Employee Stock Incentive Plan and the 1995 Stock Option Plan for Outside Directors.

Nashville, Tennessee

/s/ Ernst & Young LLP

March 13, 2003